UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2017 (November 7, 2017)

AVANT DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54004	98-0599151
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

217 Perry Parkway, Suite 8 Gaitherburg, MD	20877
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 732-410-9810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Explanatory Note

We are filing this Amendment No. 1 to our Current Report on Form 8-K (the “Amendment”) as originally filed with the Securities and Exchange Commission (the “SEC”) on November 22, 2017 (the “Original Filing”) to amend and restate the filing its entirety and to add certain information regarding family relationships and related party transactions as required under Item 5.02 of Form 8-K. Except as described above, no other information in the Original Filing has been updated and this Amendment continues to speak as of the date of the Original Filing. Other events occurring after the filing of the Original Filing, or other disclosure necessary to reflect subsequent events will be addressed in other reports filed with or furnished to the SEC subsequent to the date of the filing of the Original Filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2017, the Board of Directors of Avant Diagnostics, Inc. (the “Company”) appointed Robert Trapp as a director of the Company, effective immediately, to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified or until his resignation or removal. Mr. Trapp does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. On August 8, 2017, the Company entered into that Securities Purchase Agreement (the “Purchase Agreement”) with Xpress Group International Limited. Under the Purchase Agreement, Xpress Group International Limited has the right to appoint up to two (2) directors to the Company’s Board of Directors. Xpress Group International Limited nominated Mr. Trapp to be a director of the Company pursuant to its rights under the Purchase Agreement. There are no transactions in which Mr. Trapp has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Trapp has not entered into any material plan, contract or arrangement in connection with his appointment as a director.

Mr. Robert Trapp (“Mr. Trapp”) has over 30 years of cross-cultural business experience with both public and privately-owned companies in Asia, the United States and Canada, in a diverse range of industries including hospitality, finance, property, mining, software, biotech and consumer goods. Mr. Trapp’s experience is in operational management, administration, financial management, marketing, and regulatory compliance. Mr. Trapp is the Chief Executive Officer of BMI Capital International LLC, a broker-dealer, a position he has held since June of 2015. Mr. Trapp also serves as General Manager of SeD Development Management LLC, a subsidiary of Singapore eDevelopment Limited, a company listed on the Singapore Stock Exchange, a position he has held since September of 2015. In addition, Mr. Trapp presently serves on the Board of Directors of several of the subsidiaries of Singapore eDevelopment Limited, including HWH International, Inc. and Global BioLife Inc. Previously, Mr. Trapp served on the Board of Directors of Amarantus Bioscience Holdings Inc. from February of 2017 until May of 2017 and on the Board of Directors of HotApp International Inc. from December of 2014 until June of 2016. Mr. Trapp served as President and Director at Master of Real Estate LLC, a subsidiary of ZH International Holdings Ltd. (formerly Heng Fai Enterprises Limited), a company listed on the Hong Kong Stock Exchange, from August of 2014 to August of 2015 and served as Senior Vice-President with Inter-American Management LLC, a property management subsidiary of ZH International Holdings Ltd, from October of 2013 to August of 2015. Mr. Trapp served as a Director of eBanker USA.com, a subsidiary of ZH International Holdings Ltd, from August of 1998 to August of 2015, and served as GM and Rep Director with Hotel Plaza Miyazaki, a subsidiary of eBanker USA.com from September 2009 to May 2013. Mr. Trapp holds a Bachelor of Commerce degree from the University of Calgary and Bachelor of Applied Arts in Hospitality & Tourism Management from Ryerson Polytechnical Institute in Toronto, Ontario.

The Board of Directors also appointed Mr. Trapp in recognition of his abilities to assist the Company in expanding its business and the contributions they can make to the Company’s strategic direction. Mr. Trapp has not yet been appointed to any Board committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avant Diagnostics, Inc.

Date: November 27, 2017	By:	/s/ Philippe Goix
Philippe Goix, CEO